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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                            OMB APPROVAL
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                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                           (Amendment No. _________)*


                            First Financial Bancorp
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)

                                  32020N-10-8
            --------------------------------------------------------
                                 (CUSIP Number)



           Gloria Lind, Bank of Lodi, 701 S. Ham Lane, Lodi, Ca. 95242
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  (Name, Address and Telephone Number of Person Authorizedd to Receive Notices
                              and Communications)

                                     3/6/00
            --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previosly filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parities to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
                                  SCHEDULE 13D

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CUSIP No.  32020N-10-8                                   Page 1 of 1 Pages
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1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bank of Lodi Employee Stock Ownership Plan

     ID#68-0291200
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]

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3    SEC USE ONLY


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4    SOURCE OF FUNDS*

     BK

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5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e)                                                            [ ]

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6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA - California
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               7    SOLE VOTING POWER
                    144,309
  NUMBER OF    ---- -----------------------------------------------------------
   SHARES      8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY     ---- -----------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING         144,309
   PERSON      ---- -----------------------------------------------------------
    WITH       10   SHARED DISPOSITIVE POWER

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11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     144,309
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12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
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13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.98%
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14   TYPE OF REPORTING PERSON*

     EP
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    3-14-00                                        /s/ Gloria Lind
-----------------                              -------------------------------
     Date                                              Signature

                                               Gloria Lind, AVP/Asst. Corp. Sec.
                                               -------------------------------
                                                          Name/Title


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations
                              (See 18 U.S.C. 1001)